Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditor’s report dated August 20, 2020 on our audit related to the consolidated balance sheets of Red Mountain Ventures Limited Partnership as of April 30, 2020 and 2019 and the related statements of operations and other comprehensive income, changes in limited partnership interest and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

HRP CPAS, LLC

AUGUST 31, 2020